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      ORIGINAL COPY                         SECRETARY OF STATE
    FILED AND RECORDED                           RECEIVED
SECRETARY OF STATE OF KENTUCKY                 MAR 09 1984
       [ILLEGIBLE]                             CK - $25.00
       MAR 09 1984                       COMMONWEALTH OF KENTUCKY
  [ILLEGIBLE SIGNATURE]


                          ARTICLES OF INCORPORATION

                                      OF

                          NORTHERN KENTUCKY AIR INC.

                       * * * * * * * * * * * * * * * *

     The undersigned natural persons acting as Incorporators of a Corporation (the "Corporation") under the provisions of the Kentucky Business Corporation Act (KRS Ch. 271A, referred to herein as the "Act") adopts the following Articles of Incorporation:

                                  ARTICLE I

     The name of the Corporation is NORTHERN KENTUCKY AIR INC.

                                  ARTICLE II
                              PERIOD OF DURATION

     The period of duration of the Corporation is perpetual.

                                 ARTICLE III
                             PURPOSES AND POWERS

     In furtherance and not in limitation of the general powers conferred by the laws of the Commonwealth of Kentucky, and the objects and purposes herein set forth, it is expressly provided that this Corporation shall have the following powers, to-wit:

     To sue and be sued, complain and defend, in its corporate name; to have a corporate seal which may be altered at pleasure, and to use the same by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced; provided,


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however, that the presence of a corporate seal on or from a writing shall neither add to nor detract from the legality thereof nor effect its validity in any manner or respect;

     To purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use and otherwise deal in and with, real or personal property, or any interest therein, wherever situated;

     To sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets;

     To lend money and use its credit to assist its employees;

     To purchase, take, receive, subscribe for, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district or municipality or of any instrumentality thereof;

     To make contracts and guarantees and incur liabilities, borrow money, at such rates of interest as the Corporation may determine, issue its notes, bonds and other obligations, and secure any of its obligations by mortgage or pledge of all or any of its property, franchises and income;

     To lend money for its corporate purposes, invest and reinvest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested;


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     To conduct its business, carry on its operations and have
offices and exercise the powers granted by KRS Chapter 271A, within or without this state;

     To elect or appoint officers and agents of the corporation and define their duties and fix their compensation;

     To make and alter By-Laws, not inconsistent with these Articles of Incorporation or with the Laws of this State, for the administration and regulations of its affairs;

     To make donations for the public welfare or for charitable, scientific or educational purposes;

     To transact any lawful business which the Board of Directors shall find will be in aid of governmental policy;

     To pay pensions and establish pension plans, pension trusts, profit-sharing plans, stock bonus plans, stock option plans and other incentive plans for any or all of its directors, officers and employees;

     To be a promoter, partner, member, associate, or manager of any partnership, joint venture, trust or other enterprise;

     To have and exercise all powers necessary or convenient to effect its purposes.

                                  ARTICLE IV
                              AUTHORIZED SHARES

     The aggregate number of shares that the Corporation shall have authority to issue is 1000 Shares of Capital Stock with no par value.


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                                  ARTICLE V
                      SHARES TO BE DIVIDED INTO CLASSES

     The Shares of the Corporation are to be issued in one class only.

                                  ARTICLE VI
                     ADDRESS OF INITIAL REGISTERED OFFICE
                     AND NAME OF INITIAL REGISTERED AGENT

     Registered Office: The address of the initial registered office of the Corporation is 629 Madison Avenue, Covington,
Kentucky.

     Registered Agents: The name of the initial registered agent of this Corporation, an individual resident in Kentucky whose business office is at the above address is: Bernie Beck.

                                 ARTICLE VII
                          DATA RESPECTING DIRECTORS

     Initial Board of Directors: The initial Board of Directors shall consist of two (2) members.

     Names and Addresses: The names and addresses of the persons who are to serve as Directors until the first annual meeting of shareholders, or until their successors shall have been elected and qualified are:

Clifford Borland                   Jack Lally
9th & Lowell Streets               1885 Dixie Highway
Newport, Kentucky  41071           Fort Wright, Kentucky  41011


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                                 ARTICLE VIII
                        DATA RESPECTING INCORPORATORS

     The name and address of the Incorporator of the Corporation, a domestic corporation, is: B. M. Long, 1885 Dixie Highway, Fort
Wright, Kentucky  41011.

     IN WITNESS WHEREOF, the Incorporator has hereunto set his hand this ___ day of ______________________, 1984.


                              /S/ B. M. Long
                              -----------------------------------
                              B. M. LONG



COMMONWEALTH OF KENTUCKY )
                         )  SS:
COUNTY OF KENTON         )

     Subscribed and sworn to before me, a Notary Public, by the above-named B. M. LONG, who personally appeared and acknowledged that the same was their free act and deed.


                              ----------------------------------
                              Notary Public
                              My Commission expires:
                                                     -----------

This instrument prepared by:


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Bernie Beck
SINGLER & SCHNEIDER
629 Madison Avenue
200 Covington Mutual Building
Covington, Kentucky  41011
(606) 581-4553

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